Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1762
dcarey@lazarpartners.com
Electro-Optical Sciences Appoints
Christiano Butler as Vice President of Technical Support
IRVINGTON, New York — June 2, 2006 — Electro-Optical Sciences, Inc. (“EOS”) [NASDAQ: MELA], a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, today announced that it has appointed Christiano S. Butler Vice President of Technical Support.
Mr. Butler brings more than 20 years of experience in the medical device industry in areas of product support and operations management engineering. He joins EOS from Bayer HealthCare where he most recently served as Manager for Global Service and Support. In this capacity, Mr. Butler managed product development, launch, and support of new product releases worldwide. In addition, he managed the launch of Bayer HealthCare’s first diagnostic integrated modular platform, a blood analyzer that for the first time combines chemistry and immunoassay capabilities in a single unit. He also developed and implemented comprehensive product support plans including the establishment of product development requirements, launch and support strategies, customer and service documentation and training, service cost predictions and reliability management.
“We are delighted to have Chris join our team in this newly-created position. Chris’ immediate focus will be on initiating and supporting our clinical trial sites during the MelaFind ® pivotal study, which we look forward to initiating later this year. At such time as Food and Drug Administration approval of MelaFind ® is received, he will focus on managing the company’s technical support organization,” said Joseph V. Gulfo, MD, MBA, President and CEO of EOS.
About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma.

MelaFind ®, EOS’s flagship product, features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. The data are then analyzed against EOS’s proprietary database of melanomas and benign lesions using sophisticated algorithms in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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